NEWS
                                                Summary: Jaclyn, Inc.  (ASE-JLN)
                                                reports operating results
                                                for the year ended June 30, 2004

                                       Company Contact:  Anthony Christon
                                                         Chief Financial Officer
                                                         Jaclyn, Inc.
                                                         (201) 868-9400
FOR IMMEDIATE RELEASE

WEST NEW YORK, NJ, September 28, 2004................... JACLYN, INC. (AMEX:JLN)
today reported financial results for the fiscal year ended June 30, 2004.

Net Sales for the year ended June 30, 2004 were $123,850,000 compared to $108,960,000 a year earlier. The Company had net earnings of $1,458,000, or $.54 per diluted share. This compares to net earnings in the prior year of $683,000, or $.27 per diluted share.

Mr. Allan Ginsburg, Chairman of the Board of Jaclyn, stated that "we are pleased with the significant increase in sales and profitability in fiscal 2004." He added, "while no one can accurately predict the nature of the economic recovery which is underway and its impact on the consumer, our sense is one of guarded optimism with respect to our overall business going forward". He concluded, "We continue look for tactical acquisitions of other companies which would further enhance stockholder value."


Note: This press release may contain forward-looking statements that are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual performance and results may vary as a result of a number of risks, uncertainties and other factors, both foreseen and unforeseen, including general economic and business conditions, competition in the accessories and apparel markets, continuing favorable sales patterns, pricing and consumer buying trends. Additional uncertainty exists for the potential negative impact that a recurrence of Sudden Acute Respiratory Syndrome ("SARS") may have on our business relative to production in the Far East and other countries in which we operate.


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         Jaclyn, Inc. is a designer, manufacturer and marketer of apparel, handbags, premiums, and related accessories. Our web site is at jaclyninc.com.



                           - See Accompanying Table -

                          JACLYN, INC. AND SUBSIDIARIES


                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS




                     For the Fiscal Year ended June 30, 2004
                            With comparisons to 2003



Years Ended June 30,                                     2004           2003

Net Sales                                            $123,850,000   $108,960,000

Net Earnings                                         $  1,458,000   $    683,000


Net Earnings per Common Share-
         Basic                                       $        .58   $        .27
Weighted average shares outstanding - basic             2,531,000      2,521,000


Net Earnings per Common Share-
         Diluted                                     $        .54   $        .27
Weighted average shares outstanding - diluted           2,687,000      2,547,000